Exhibit 6.1

MASTER SERVICES AGREEMENT
ACCOUNT FORM

This MASTER SERVICES AGREEMENT ACCOUNT FORM, which consists of this account form (the “Account Form”) and the associated Terms and Conditions (the “Terms and Conditions”), attached hereto as Exhibit A, is made and entered into as of (the “Effective Date”) between Dat Chat, Inc. (“Funding Platform”, “you”, “your”) and FundAmerica, LLC (“FA”, “FinTech Provider”) and its wholly-owned subsidiary FundAmerica Stock Transfer (“FAST”, “Transfer Agent”) (FA and FAST will be collectively referred to as “Service Provider”, “we”, “our”, or “us”).

RECITALS

WHEREAS, FA is a technology firm providing engineering and technology solution services; and,

WHEREASFAST is An SEC Registered Transfer Agent and provides associated transfer agent and investor relationship management tools and services; and,

WHEREAS FA has created, owns and maintains proprietary tools and technology, negotiated third-party integrations, and, along with FAST has developed operational processes to provide certain back-end tools, technology and limited compliance services to Funding Platforms and others who assist businesses in raising capital and/or managing their pre, current and post offering activities (the “Service” or “Services”); and,

WHEREAS, Funding Platform has a business that, among other things, operates a website that enables the use of technology to advertise equity and/or debt offerings and enable investors to participate in them (the “platform”), whether for its own offerings (thus acting as the issuer of securities) and/or for other businesses pursuant to the Securities Act and its rules and regulations, as well as those of any state in which it does business.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed to execute this Master Services Agreement (this “Agreement” or “MSA”) in order to memorialize the terms and conditions on which FA and FAST will provide Services to Funding Platform. Our Services are conditioned upon Funding Platform’s acceptance and compliance with the terms of this Agreement.

The parties hereby agree as follows:

1.       Financial Technology and Services

FA and FAST will provide the Services to Funding Platform, subject to the Terms and Conditions contained in the attached Exhibit A. Such Services may include, but are not limited to transaction engines, compliance dashboards, AML and other background checks of issuers and investors, payment processing, transfer agency and other Services related to capital formation and markets pursuant to US securities laws and regulations.

2.       Fees

Funding Platform shall pay a one-time account initiation fee of $1,500. There will be no other fees charged to Funding Platform.

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Agreed as of the date first written above, by and between:

Platform:_____________________________,	Date:

Name:	Title:

Firm CRD #, if any (not required):

FundAmerica, LLC:___________________________, Date:

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MASTER SERVICES AGREEMENT
EXHIBIT A

TERMS AND CONDITIONS

1 DEFINITIONS. For purposes of this Agreement:

1.1 “Agreement” means this Master Services Agreement, which consists of the Account Form and this Exhibit A Terms and Conditions.

1.2 “Funding Platform” means the company and any related party, subsidiary, agent, representative, successor in interest, or other person or entity acting on behalf of or in place of the person or entity who is using (or enabling the use of) technology to raise capital and is identified on the Account Form as the Funding Platform.

1.3 “Funding Platform Materials” means all data, information, works of authorship, inventions, drawings, logos, software code or other materials provided by Funding Platform to FA and FAST.

1.4 “Account Form” means the Master Services Agreement Account Form executed by all parties. 1.5 “Securities Act” means the Securities Act of 1933, as amended.

1.5 “Securities Act” means the Securities Act of 1933, as amended.

1.6 “SEC” means the “Securities and Exchange Commission”.

1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8 “AML” means anti-money laundering, PATRIOT Act, and other checks are required by regulators on all persons sending and receiving money.

1.9 “Investor” or “Subscriber” means a Person that commits to purchase equity or debt securities of an Issuer in an Offering.

1.10 “Issuer” means a company who is raising capital by offering its securities for sale via the Funding Platform and which uses the Services.

1.11 “Offering” means an offering by an Issuer of its debt or equity securities.

1.12 “Person” means any individual, company (whether general or limited), limited liability company, corporation trust, estate, association, nominee or other entity.

1.13 “Services” has the meaning set forth in the Account Form.

1.14 “Term” has the meaning set forth in Section 8.

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1.15 “User” means Funding Platform, its customers and any other person using the Services in any way.

1.16 “Information” means any data or information, including personally identifiable information, provided by or relating to Users in connection with any Offering, whether provided directly by User or Funding Platform in connection with the Services.

2.       API AND HOSTING

2.1 API. The FA Application Programming Interface (the “API”) and “Invest Now” buttons will provide access to various Services, which may be selectively used at Funding Platform’s option pursuant to FA and FAST policies in effect at the time of each desired use. Services may also be selectively enabled or disabled by FinTech Provider, in its sole discretion, limiting which Services, features and tools Funding Platform has access to use.

2.2 Hosting & Management. At all times, the Services shall be hosted, managed and maintained by FA and our appointed third-party service providers. Our Services are accessible via our API and/or our plug and-play widgets and/or our online dashboards, and not by any separate and distinct software installation. FA and FAST provide Services to numerous other customers, including other funding platforms. The Services that FA and FAST provide are always evolving and the form and nature of the Services that we provide may change from time to time without prior notice to you. FA and/or FAST may update, modify, change or otherwise alter the hosting location(s) and/or methodology, as well as any or all features, functionality, user interface(s) located in Funding Platforms account on apps. fundamerica.com (the “Control Panel”), business logic, policies, procedures, and/or the API, widgets or dashboards from time to time at its sole discretion and without notice. In addition, FA and FAST may stop (permanently or temporarily) providing the Services (or any specific component(s) or feature(s) of the Services) to you or to users generally and may not provide you with prior notice.

3.       SERVICES

3.1 Access. FA and FAST will make the Services available to Funding Platform and Funding Platform’s customers and other users (“Users”) in accordance with this Agreement and FA and FAST’ rules, policies, and Terms of Use then in effect. Funding Platform acknowledges that its use of the Services are subject to this Agreement, including all applicable terms of service, privacy policies and any guidelines or policies that are then in effect by FA and FAST and posted to the fundamerica.com website (as modified from time to time in FA’s sole discretion and with no prior notice required), all of which are hereby incorporated by reference into this Agreement. Funding Platform acknowledges that some of the Services, even though a la carte in the system, may be interdependent and not available except and unless combined with other Services.

3.2 API Restrictions. Funding Platform will not directly itself, and will not permit or authorize third parties, including Funding Platform’s Users, employees, agents, or officers to: (a) rent, lease, sublet, resell, convert, license, exploit, use, modify, or otherwise permit unauthorized third parties to access or use any aspect of the API; (b) reverse en ineer, reverse assemble or otherwise attempt to discover the source code for the API; (c) circumvent or disable any security or other technological features or measures of the API; (d) alter, modify, convert or attempt to, modify, convert or otherwise manipulate the API, software or code; or (e) clone or otherwise copy, replicate or duplicate in any fashion any part of the API design, workflow, features or methodology, all of which Funding Platform acknowledges are proprietary intellectual property wholly owned by FA.

3.3 Reporting. FA and FAST will provide Funding Platform with access to regular updates via both browser-based control panel(s) and the WebHooks functionality of the API, which enables Funding Platform to get on-demand updates both for its own purposes and so it can create reports and alert systems for its customers and other users.

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When the Services are used via the API, then in no event shall FA or FAST be obligated or expected to push or send any reports or alerts to Funding Platform or any other person, although FAST will send confirmations and alerts for transfer agent activities post-offering.

3.4 FA Duties. FA will at all times manage the API and all related engineering functions, including application maintenance, upgrades, hosting and modifications. FA will provide the API and the Services availability on an ongoing basis, for the Compensation, defined below, which the parties agree is fair and equitable consideration; including technology, upgrades, operating systems, databases and backups, SSL certificates, third-party service integrations, and related technology licenses.

3.5 FAST Duties. FAST will receive all offering, issuer and investor information provided via the Service and maintain ledgers and databases, generally using FA’s systems. FAST will provide issuers and investors with reports, and will provide issuers, funding platforms, and registered entities such as broker-dealers and securities exchanges, as well as research firms and data aggregators the ability to selectively (at FAST’s option) access data and use tools to manage securities offerings, investors records, and capitalization tables. FAST will provide other tools and services to the market as it, in its sole and absolute discretion, deems reasonable to assist management of securities and investors, as well as making markets and overall industry health and promotion.

3.6 Intentionally Left Blank.

3.7 Funding Platform Obligations. Funding Platform warrants that it will operate its business in compliance with all federal and state laws, rules and regulations, including the rules and regulations of any self-regulatory organization of which it is a member (if any).

3.8 Ethics, Reputation. Funding Platform will use the Services in compliance with all applicable laws and regulations, and refrain from any unethical conduct or any other conduct, use or misuse that may damage the reputation of FA or FAS.

3.9 No Warranties. Funding Platform will not make or publish any representations, warranties, or guarantees on behalf of FA or FAS concerning the Service.

3.10 Content, Use and Protection Unauthorized Use. FA and FAST each reserve the right to suspend or terminate any User from using the Service for any violation of the terms or intent of this Agreement, as determined by FAST or FA in their discretion. For example, Funding Platform is prohibited from using the Invest Now buttons or API in any unlawful or unethical manner, or in any manner that interferes with, disrupts, or disables the API or the networks or Services on which the API operates, or that is in any way a violation of the site Terms of Use of any federal or state laws, rules or regulations. Funding Platform is solely responsible for the content of its postings, data and transmissions using the API, and any other use of the API, including Invest Now buttons (which are built on top of the API) by Funding Platform. Funding Platform will use its best efforts to prevent any unauthorized use of the API and immediately notify FinTech Provider in writing of any unauthorized use that comes to Funding Platform’s attention. Funding Platform will take all steps reasonably necessary to terminate the unauthorized use. Funding Platform hereby indemnifies and holds FA and FAST harmless for any and all violations or breaches of this Section 3.10 or any unauthorized use or any misuse as discussed above.

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3.11 Terms of Use, Privacy Policy, Service Level Agreement. Except as set forth in this Agreement, the Services shall be subject to the most current, then in effect, Terms of Use and Privacy Policy, as available via links at the bottom of the www.fundamerica.com website. Furthermore, the Services shall be available to Funding Platform in accordance with the Service Level Agreement (the “SLA”) of as available via a link at the bottom of the www.fundamerica.com website. In the event of any conflict between any terms or provisions of the website Terms of Use and the terms and provisions of this Agreement, the applicable terms and provisions of this Agreement shall control.

3.12 Regulatory Compliance. Each Party will cooperate with and provide reasonable assistance to the other party in connection satisfying or complying with any applicable regulatory requirements or requests, including, without limitation, providing any documentation or information reasonably available to such Party as necessary for the other Party to comply with any audit or investigation by a governmental or self-regulatory organization. Furthermore, FA and FAST may at any time and without advance notice modify, add, or discontinue any portion or all features, access to and/or use of the Services to comply with legal or regulatory laws, rules, interpretations and/or directives.

3.13 Ownership. Except for the rights expressly granted in this Agreement, nothing shall be construed or shall grant, convey, transfer, assign, or imply the conveyance of rights, claims, ownership or other claim to any right or title to the technology, software, business processes or intellectual property of Funding Platform. Funding Platform will not acquire any right, title, or interest in or to the API, software, technology, business processes, copyrights, trademarks, or intellectual property of FA or FAST by reason of:

(a) the execution and delivery of this Agreement, (b) the disclosure of any information with respect to the Invest Now buttons or the API by FA or FAST to Funding Platform either pursuant to this Agreement or prior or subsequent to execution hereof, (c) Funding Platform’s discovery of confidential information in the course of the commercial relationship contemplated by this Agreement, or (d) any licensed or unlicensed use of FA or FAST’s proprietary information, software, the API, brand, or intellectual property and/or the creation or evolution of any derivative or new intellectual property, software, information, arising from the use or misuse of the Services. Rather, FA retains the sole and exclusive ownership of all intellectual property and proprietary rights with respect to the API and software, as well as business processes, including the sole and exclusive ownership to any improvements and derivative works of the API developed by Funding Platform or any other person. Funding Platform hereby grants to FA and FAST a nonexclusive, worldwide, royalty free right and license to its copyrights, intellectual property and proprietary rights strictly in connection with FA and FAST’ development, integration, implementation, hosting, marketing, advertising and operation of the Services.

4.      FEES

4.1 Fees, Compensation. In consideration of entering into this Agreement, Funding Platform will pay to FA and FAST a one-time account initiation fee of $1,500.

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4.2 Taxes. Each party to this Agreement shall be solely responsible for their own federal and state taxes, and will pay their own taxes, duties, withholding taxes, and other governmental and/or regulatory association charges (collectively, the “Taxes”) resulting from or pursuant to its performance under this Agreement and as they apply to is respective business.

4.3 Late Charges. Any amount not paid by Funding Platform when due will be subject to finance charges equal to one and one-half percent (1.5%) per month or the highest rate permitted by applicable law, whichever is greater, determined and compounded daily from the date due until the date paid. Funding Platform will also reimburse all costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by FA and FAST to collect any amounts not paid when due. FA and FAST may, at any time, in its sole and absolute discretion, suspend availability of the Services on any account which is late in payment.

5. MUTUAL WARRANTIES

5.1 Mutual Warranties. Each party to this Agreement represents and warrants to the other that it has the right and authority to enter into this Agreement and to perform all of its respective obligations and undertakings. Each party further represents and warrants that: (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms; (b) no authorization or approval from any other person is required in connection with such party’s execution, delivery, or performance of this Agreement; and (c) the execution, delivery, and performance of this Agreement does not violate the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

5.2 Warranties by Funding Platform

(a)       Funding Platform Materials. Funding Platform hereby represents and warrants that the Funding Platform Materials comply with all applicable laws, and will not infringe the copyright, trade secret, privacy, publicity, or other rights of any third party. Funding Platform hereby indemnifies and holds FA and FAST harmless for any and all violations or breaches of this Section 5.2. Funding Platform acknowledges that it is sharing its Funding Platform Materials with both FA and FAST in order for us to provide the Services and perform under this Agreement.

(b)       Breach of Warranties. In the event of any breach of any of Funding Platform’s responsibilities or warranties herein, in addition to any other remedies available at law or in equity, FA and FAST will have the right to immediately, in FA sole and reasonable discretion, suspend any related API features and/or Services if deemed necessary by FA to prevent or eliminate difficulties in the operation of Services or harm to FA or reputation, or to prevent potential litigation or other controversies.

5.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, FA AND FAST MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORILY. FA AND FAST EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, ACCURACY, TITLE, AND NON-INFRINGEMENT. FA AND FAST DO NOT WARRANT AGAINST INTERFERENCE WITH THE USE OF THE SERVICES OR SOFTWARE OR AGAINST INFRINGEMENT. FA AND FAST DO NOT WARRANT THAT THE SERVICES OR SOFTWARE ARE ERROR-FREE OR THAT OPERATION OF THE API OR THE SERVICE WILL BE SECURE OR UNINTERRUPTED. FA AND FAST EXPRESSLY DISCLAIM ANY AND ALL LIABILITY ARISING OUT OF THE FLOW OF DATA AND DELAYS ON THE INTERNET. FUNDING PLATFORM WILL NOT HAVE THE RIGHT TO MAKE OR PASS ON ANY REPRESENTATION OR WARRANTY ON BEHALF OF FA OR FAST TO ANY THIRD PARTY. FUNDING PLATFORM’S ACCESS TO AND USE OF THE SERVICES OR ANY API ARE AT YOUR OWN RISK. FUNDING PLATFORM UNDERSTANDS AND AGREES THAT THE SERVICES ARE PROVIDED TO IT ON AN “AS IS” AND “AS AVAILABLE” BASIS. FA AND FAST WILL NOT BE LIABLE TO FUNDING PLATFORM FOR ANY DAMAGES RESULTING FROM FUNDING PLATFORM’S RELIANCE ON OR USE OF THE SERVICES.

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6.       LIMITATION OF LIABILITY:

6.1 Disclaimer of Consequential Damages. FUNDING PLATFORM HEREBY ACKNOWLEDGES AND AGREES, NOT WITH STANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, FA AND FAST WILL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO FUNDING PLATFORM FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF BUSINESS.

6.2 Cap on Liability. FUNDING PLATFORM HEREBY ACKNOWLEDGES AND AGREES UNDER NO CIRCUMSTANCES WILL FA ORFAST’S TOTAL LIABILITY OF ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO WARRANTY CLAIMS), REGARDLESS OF THE FORM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED THE TOTAL AMOUNT OF FEES PAID, IF ANY, BY FUNDING PLATFORM TO FA AND FAST UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE OCCURRENCE OF THEE VENT GIVING RISE TO SUCH LIABILITY.

6.3 General Indemnification. Funding Platform hereby agrees to indemnify, protect, defend and hold harmless FA and FAST and its officers, directors, members, shareholders, employees, agents, partners, vendors, successors and assigns from and against any and all third party claims, demands, obligations, losses, liabilities, damages, regulatory investigations, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses), which FA and/or FAST may suffer as a result of: (a) any breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Funding Platform contained in this Agreement or in any certificate or document delivered by Funding Platform or its agents pursuant to any of the provisions of this Agreement, or (b) any obligation which is expressly the responsibility of Funding Platform under this Agreement, or (c) any other cost, claim or liability arising out of or relating to operation or use of the license granted hereunder, or, (d) any breach, action or regulatory investigation arising from Funding Platform’s failure to comply with any state blue sky laws, where Funding Platform markets its offering and/or arising out of any alleged misrepresentations, misstatements or omissions of material fact in the issuers’ offering memoranda, general solicitation, advertisements and/or other offering documents. Funding Platform is required to immediately defend FA and FAST, including the immediate payment of all attorney fees, costs and expenses, upon commencement of any regulatory investigation arising or relating to Funding Platform’s offering and/or items 6.3(a) through (d) above. Any amount due under the aforesaid indemnity will be due and payable by Funding Platform within thirty (30) days after demand thereof. Furthermore, Funding Platform shall protect, hold harmless and indemnify FA and FAST and its officers, directors, members, shareholders, employees, agents, partners, vendors, successors and assigns from and against any and all liability related to Funding Platform’s business and business related operations and affairs, and use of the API, license, the Services API or any breach of the terms of this Agreement.

7.       MUTUAL CONFIDENTIALITY OF INFORMATION

7.1 Definition of Confidential Information. As used herein, the “Confidential Information” means all confidential and proprietary information of a party disclosed (“Disclosing Party”) to the other party (“Receiving Party”), whether orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including the terms and conditions of this Agreement (including pricing and other terms reflected in all Account forms hereunder), data, business and marketing plans, technology and technical information, product designs, designs, and business processes. Confidential Information shall not include any information that: (i) is or becomes generally known to the public without breach of any obligation owed to Disclosing Party; (ii) was known to Receiving Party prior to its disclosure by Disclosing Party without breach of any obligation owed toe Disclosing Party; (iii) was independently developed by Receiving Party without breach of any obligation owed to Disclosing Party; or (iv) is received from a third party without breach of any obligation owed to Disclosing Party. All intellectual property, work product, software, code, and other proprietary information or work product of both parties to this Agreement is expressly agreed to be Confidential Information.

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7.2 Protection. Each party agrees to protect the confidentiality of the Confidential Information of the other party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event using less than reasonable care.

7.3 Remedies. If Receiving Party discloses or uses or threatens to disclose or use any of the Confidential Information of Disclosing Party in breach of the terms hereunder, Disclosing Party shall have the right, in addition to any other remedies available in law and equity, to seek injunctive relief to enjoin such act, it being specifically acknowledged by the parties that any other available remedies are inadequate.

8.       TERM AND TERMINATION

8.1 Term. Subject to prior termination pursuant to Section 8.2, this Agreement shall become effective on the Effective Date and shall continue for a period of two (2) years (the “Initial Term”). As used herein, “Term” shall mean the Initial Term plus any applicable Renewal Term. Upon expiration of the Term the Agreement shall renew automatically (“Evergreen”) for an additional term of equal length (the “Renewal Term”), unless ninety (90) days’ notice of non-renewal is given prior to the expiration of the Term.

8.2 Termination. Either party may terminate this Agreement upon thirty (30) days written notice of a material breach to the other party of such breach. Such breaches include, but are not limited to: 1) failure to pay all amounts due when due; or (2) the filing by a party to this Agreement of any petition in bankruptcy or initiation of any other proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors.

8.3 Effect of Termination. Upon expiration or termination as provided in Section 8.2 of this Agreement, (a) Funding Platform will cease using the API and all associated Services and FA and FAST will be relieved from any further obligation to provide the Services; (b) each party will retain all rights and claims arising here under prior to the effective date of any expiration or termination; (c) the rights and obligations of the parties under Sections 3.2, 3.7, 3.8, 3.9, 3.12, 5, 6, 7, 8, and 9 will survive an expiration or termination, and (d) FA and FAST will continue to hold data and maintain records as required by securities regulations and/or good business practices.

9.       MISCELLANEOUS

9.1 Notices. All notices permitted or required by this Agreement will be via email, and will be deemed to have been delivered and received upon sending via any nationally recognized and trusted SMTP delivery service. Notices shall be delivered to the addresses on record which, if to FA shall be to scott@fundamerica.com, and if to Funding Platform shall be to the email address on file in their account on apps.fundamerica.com.

9.2 No Implied License. Except as expressly provided in this Agreement, this Agreement is not intended and will not be construed to confer upon either party any license rights to any patent, trademark, copyright, or other intellectual property rights of either party hereto or any other rights of any kind not specifically conferred in this Agreement. All right, title, and interest in and to the Services are and will remain the exclusive property of FA.

9.3 Severability. If any provision of this Agreement is for any reason found to be ineffective, unenforceable, or illegal by any court having jurisdiction, such condition will not affect the validity or enforceability of any of the remaining portions hereof.

9.4 Independent Contractors. Performance by the parties under this Agreement will be as independent contractors. This Agreement is not intended and shall not be construed as creating a joint venture or partnership, or as causing either party to be treated as the agent of the other party for any purpose or in any sense whatsoever or to create any fiduciary duty or relationship or any other obligations other than those expressly imposed by this Agreement.

9.5 Limited License of Trademarks. During the term of this Agreement, Funding Platform has the option to generally use FA and/or FAST name, logo and trademarks on its website and other marketing materials so long as such use is not construed in any way to imply that any securities offering or transaction is endorsed, recommended, or vetted by FA or FAST.. Furthermore, it is agreed that FA and FAST each has the option to use the name and logo of Funding Platform in publicly disclosing the existence of this business relationship.

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9.6 No Underwriting. Funding Platform agrees without reservation that neither FAST nor FA are participating in or acting as an underwriter of any offering.

9.7 No Legal, Tax or Accounting Advice. Funding Platform agrees without reservation that FA and FAST are NOT providing any legal, tax or accounting advice in any way, nor on any matter, regardless of the tone or content of any communication (oral, written or otherwise). Funding Platform unconditionally agrees to rely solely on its legal, tax and accounting professionals for any such advice and on all matters.

9.8 No Investment Advice or Recommendations. Funding Platform agrees that FA and FAST do NOT ever provide any investment advice, nor do we make any recommendations to any issuer of, or investor in, any securities. FA and FAST do not provide any brokerage or other advice in the structuring of any offering. Funding Platform agrees that any communications from FA and FAST, whether written, oral or otherwise, regardless of content, will never be interpreted or relied upon as investment advice or securities recommendations; Funding Platform agrees that it will only rely on the advice of its attorneys, accountants and other professional advisors, including any registered broker-dealers acting as an underwriter of an offering.

9.9 Electronic Signature and Communications Notice and Consent. Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Agreements’ electronic signature include your signing this Agreement below by typing in your name, with the underlying software recording your IP address, your browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Agreement will be emailed to Funding Platform, FA and FAST and will be stored on the Service and accessible in the Control Panel. Each of Funding Platform, FA and FAST hereby consents and agrees that electronically signing this Agreement constitutes each party’s signature, acceptance and agreement as if actually signed by that party in writing. Further, all parties agree that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between Funding Platform, FA and FAST. Each party understands and agrees that their e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding. Each party agrees that their electronic signature is the legal equivalent of their manual signature on this Agreement consents to be legally bound by this Agreement’s terms and conditions. Furthermore, each of Funding Platform, FA and FAST hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in the Notices section above or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider, or due to a recipients’ change of address, or due to technology issues by the recipients’ service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Funding Platform, and if you desire physical documents then you agree to be satisfied by directly and personally printing, at your own expense, the electronically-sent communication(s) and maintaining such physical records in any manner or form that you desire. Your Consent is Hereby Given: By signing this Agreement electronically, you explicitly agree to this Agreement and to receive documents electronically, including your copy of this signed Agreement as well as ongoing disclosures, communications and notices.

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9.10 Assignment. No party may transfer or assign its rights and obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, without the consent of the other parties, any party may transfer or assign its rights and obligations hereunder in whole or in part (a) pursuant to any merger, consolidation or otherwise by operation of law, and (b) to the successors and assigns of all or substantially all of the assets of such assigning party, provided such entity shall be bound by the terms hereof. This Agreement will be binding upon and will inure to the benefit of the proper successors and assigns.

9.11 Non-Absolute Standards. All of the Services are provided under a “reasonability” standard. This means that no service may be held to an absolute or perfect standard. AML reports, confirmations of investor accreditation, payment processing (and tax/payment data), and other Services are provided in such a manner that they are reasonable, and not perfect or flawless. Funding Platform acknowledges this and agrees that the Services are good enough for its requirements and for the fees charged, and that all applicable sections of this Agreement apply to this concept, including, but not limited to, Sections 3.8, 3.9, 3.10, 3.11, and Sections 5 and 6.

9.12 Binding Arbitration, Applicable Law and Venue, Attorneys Fees. This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of New York without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, with venue in New York, New York. If with FA or FAST then such action will be pursuant to the rules of the American Arbitration Association. Funding Platform, FA and FAST each consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. In the event of any dispute among the parties, the prevailing party shall be entitled to recover damages plus reasonable costs and attorney’s fees and the decision of the arbitrator shall be final, binding and enforceable in any court.

9.13 Counterparts; Facsimile; Email; Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, delivered by facsimile or email, and a copy hereof that is properly executed and delivered by a party will be binding upon that party to the same extent as an original executed version hereof.

9.14 Force ajeure. No party will be liable for any default or delay in performance of any of its obligations under this Agreement if such default or delay is caused, directly or indirectly, by fire, flood, earthquake or other acts of God; labor disputes, strikes or lockouts; wars, rebellions or revolutions; riots or civil disorder; accidents or unavoidable casualties; interruptions in transportation or communications facilities or delays in transit or communication; supply shortages or the failure of any person to perform any commitment to such party related to this Agreement; or any other cause, whether similar or dissimilar to those expressly enumerated in this Section 9.14, beyond such party’s reasonable control.

9.15 Interpretation. Each party to this Agreement has been represented by or had adequate time to obtain the advice and input of independent legal counsel with respect to this Agreement and has contributed equally to the drafting of this Agreement. Therefore, this Agreement shall not be construed against either party as the drafting party. All pronouns and any variation thereof will be deemed to refer to the masculine and feminine, and to the singular or plural as the identity of the person or persons may require for proper interpretation of this Agreement. And it is the express will of all parties that this Agreement is written in English and uses the font styles and sizes contained herein.

9.16 Captions. The section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.17 Beneficiaries. There are no third party beneficiaries to this Agreement.

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9.18 Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties concerning the subject matter hereof, and supersedes all prior or contemporaneous communications, representations or agree ends between the parties, whether oral or written, regarding the subject matter of this Agreement, and may not be modified or amended, except by a written instrument executed after the effective date of this Agreement by the party sought to be charged by the amendment or modification.

10.      SUBSTITUTE FORM W-9- TAXPAYER IDENTIFICATION NUMBER CERTIFICATION:

Section 6109 of the Internal Revenue Code requires us to provide you with our Taxpayer Identification Numbers (TIN).

Company Name: FundAmerica, LLC (and FundAmerica Stock Transfer, LLC as a wholly owned “disregarded” entity)

Contact:                           Address:
Tax ID Number (EIN):

[  ] We are exempt from backup withholding.

Under penalties of perjury, Fund America hereby certifies that the number shown above is our correct taxpayer identification number, that we are not subject to backup withholding, and that we are a U.S. person.

pg. 12 © Copyright 2016, FundAmerica , LLC All Rights Reserved